Exhibit 99.1

DESTINATION MATERNITY CORPORATION

CONTACT:	Judd P. Tirnauer
Executive Vice President & Chief Financial Officer
(215) 873-2278

For Immediate Release

DESTINATION MATERNITY REPORTS FOURTH QUARTER

AND FULL YEAR FISCAL 2014 RESULTS

Company Announces a Change to its Fiscal Year End

Philadelphia, PA, December 4, 2014 – Destination Maternity Corporation (NASDAQ: DEST), the world’s leading maternity apparel retailer, today announced results for the fourth quarter and full year fiscal 2014, ended September 30, 2014. The Company also announced that its Board of Directors has approved a prospective fiscal year-end change from September 30 to the Saturday nearest January 31 of each year. On November 19, 2014 the Company announced that its Board of Directors declared a regular quarterly cash dividend of $0.20 per share payable December 26, 2014.

For the fiscal year ended September 30, 2014, the Company reported earnings per diluted share of $0.77 on a GAAP basis, or $0.79 per diluted share excluding other charges associated with management and organizational changes, relocation of the Company’s headquarters and distribution operations, and a proposed business combination, offset by the gain on the sale of the Company’s current headquarters/distribution facility and a reduction of state income tax expense, an approximate $0.02 per diluted share net gain. This compares to adjusted earnings per diluted share (non-GAAP) of $1.69 for fiscal 2013. For a reconciliation of GAAP to non-GAAP financial information, refer to the financial tables at the end of this press release.

For the fourth quarter of fiscal 2014, the Company reported a loss per diluted share of $0.18, or an adjusted loss per diluted share of $0.14 excluding approximately $0.05 per diluted share of other charges offset by the gain on the facility sale. This compares to earnings per diluted share of $0.33 in the fourth quarter of fiscal 2013.

Anthony M. Romano, Chief Executive Officer of Destination Maternity Corporation, said, “We are disappointed in our performance for both the quarter and full year. Like most of retail during our fourth quarter, we struggled with the macro-economic environment and traffic was challenging. Although several categories performed well, we believe our product offering did not consistently match what our customers wanted, particularly the millennial moms-to-be, who represent a growing share of today’s market. Therefore, we are working to aggressively manage our inventory and become more customer-focused and product-centric. It is our goal to provide a shopping experience, not available anywhere else, with fashion-right products to help our customer celebrate this amazing time in her life. I am optimistic about the long-term value of, and opportunities for, Destination Maternity Corporation.”

DESTINATION MATERNITY REPORTS FISCAL 2014 RESULTS	Page 2

The Company is changing its fiscal year end from September 30 to the Saturday nearest January 31 of each year. The fiscal year end change will align the Company’s reporting cycle with the National Retail Federation fiscal calendar. The change will be effective with the Company’s fiscal year 2015, which will begin February 1, 2015 and end January 30, 2016, and will result in a four-month transition period beginning October 1, 2014 and ending January 31, 2015.

Mr. Romano noted, “We are changing our fiscal year to align with the traditional 4-5-4 retail calendar ending with January. Making this change will help us make smarter, more consistent product decisions, plan more thoughtfully our marketing and promotional activities, and reduce the learning curve for new experienced retail hires. Shifting to the retail calendar will impact almost every facet of our business positively.”

Fourth Quarter Fiscal 2014 Financial Results

Net sales for the fourth quarter of fiscal 2014 were $122.0 million compared with $128.3 million for the fourth quarter of fiscal 2013. The decrease in total reported sales resulted primarily from a decrease in comparable sales and decreased sales related to the Company’s continued efforts to close underperforming stores.

Comparable sales for the fourth quarter of fiscal 2014 decreased 5.0%, compared to a 1.4% increase for the fourth quarter of fiscal 2013. Adjusting for the calendar shift, the Company’s calendar-adjusted comparable sales decreased 4.8% for the fiscal 2014 quarter and increased 1.2% for the fiscal 2013 quarter.

Gross margin for the fourth quarter of fiscal 2014 decreased to 49.3% from 54.2% for the fourth quarter of fiscal 2013. The decrease in gross margin reflects more price promotional and markdown activity than planned to spur sales and more aggressively manage inventory, including $1.3 million of inventory write-downs at September 30, 2014 for the planned disposal of certain out of season merchandise.

Selling, general and administrative expenses (“SG&A”) for the fourth quarter of fiscal 2014 increased 1.4% to $62.6 million from $61.8 million for the fourth quarter of fiscal 2013. As a percentage of net sales, SG&A increased to 51.3% for the fiscal 2014 quarter compared to 48.1% for the fiscal 2013 quarter. The increase in expense and expense percentage reflects spending to drive increased sales, including corporate payroll, advertising and marketing, and the year over year increase in expense as a result of a non-recurring reduction to selling, general and administrative expenses of $0.9 million during the fourth quarter of fiscal 2013, for the sale of our rights to a portion of a Visa®/MasterCard® class action settlement fund, partially offset by cost reductions resulting from the Company’s continued closure of underperforming stores.

Adjusted EBITDA was $(2.7) million for the fourth quarter of fiscal 2014, compared to $11.7 million for the fourth quarter of fiscal 2013. Adjusted EBITDA before other charges was $2.2 million for the fiscal 2014 quarter, compared to $11.7 million for the fiscal 2013 quarter. Adjusted EBITDA is defined in the financial tables at the end of this press release.

Net loss for the fourth quarter of fiscal 2014 was $2.5 million, compared to net income of $5.6 million for the fourth quarter of fiscal 2013. Adjusted net loss for the fourth quarter of fiscal 2014, which is presented in the financial tables at the end of this press release, was $1.8 million, and excludes total other charges of $0.7 million, net of tax, comprised of: 1) $0.4 million, net of tax, or

DESTINATION MATERNITY REPORTS FISCAL 2014 RESULTS	Page 3

$0.03 per diluted share, related to the Company’s planned relocations of its headquarters and distribution operations, 2) $0.2 million, net of tax, or $0.01 per diluted share, related to the Company’s proposed business combination with Mothercare plc, which was withdrawn on July 25, 2014, 3) $2.6 million, net of tax, or $0.20 per diluted share, related to management and organizational changes initiated by the Company during the fourth quarter of fiscal 2014, and 4) a gain of $2.5 million, net of tax, or $0.19 per diluted share, from the sale of the Company’s current headquarters/distribution facility. Adjusted net income for fourth quarter of fiscal 2013 was $4.4 million and excluded a reduction of state income tax expense, net of federal expense, of $1.2 million, or $0.09 per diluted share, for the recognition of tax benefits in the fourth quarter of fiscal 2013 resulting from changes in certain state income tax regulations.

Full Year Fiscal 2014 Financial Results

Net sales for fiscal 2014 were $517.0 million, compared to $540.3 million for fiscal 2013. The decrease in total reported sales resulted primarily from a decrease in comparable sales and decreased sales related to the Company’s continued efforts to close underperforming stores.

Comparable sales for fiscal 2014 decreased 3.7% compared to an increase of 2.6% for fiscal 2013. Adjusting for the calendar shift, the Company’s calendar-adjusted comparable sales decreased 3.7% for fiscal 2014 and increased 3.2% for fiscal 2013.

Gross margin for fiscal 2014 decreased to 52.1% from 53.9% for fiscal 2013. The decrease in gross margin reflects more price promotional and markdown activity than planned to spur sales and more aggressively manage inventory, including $1.3 million of inventory write-downs at September 30, 2014 for the planned disposal of certain out of season merchandise.

SG&A for fiscal 2014 decreased by 0.7% to $250.3 million from $252.0 million for fiscal 2013. As a percentage of net sales, SG&A increased to 48.4% for fiscal 2014 compared to 46.6% for fiscal 2013. The decrease in expense reflects cost reductions resulting from the Company’s continued closure of underperforming stores, and lower variable incentive compensation expense, partially offset by spending to drive increased sales, including corporate payroll, advertising and marketing, and depreciation from capital expenditures for store facilities. The increase in expense percentage reflects the unfavorable leverage from decreased sales due to the relatively fixed nature of most of the Company’s expenses.

Adjusted EBITDA was $30.6 million for fiscal 2014, compared to $54.0 million for fiscal 2013. Adjusted EBITDA before other charges was $36.8 million for fiscal 2014, compared to $54.0 million for fiscal 2013.

Net income for fiscal 2014 was $10.5 million, compared to net income of $23.9 million for fiscal 2013. Adjusted net income for fiscal 2014 was $10.7 million and excludes total other charges of $2.0 million, net of tax, or $0.15 per diluted share, comprised of: 1) $1.3 million, net of tax, or $0.09 per diluted share, related to the Company’s planned relocations of its headquarters and distribution operations, 2) $0.6 million, net of tax, or $0.05 per diluted share, related to the Company’s proposed business combination with Mothercare plc, which was withdrawn on July 25, 2014, 3) $2.6 million, net of tax, or $0.20 per diluted share, related to management and organizational changes initiated by the Company during the fourth quarter of fiscal 2014, and 4) a gain of $2.5 million, net of tax, or $0.19 per diluted share, from the sale of the Company’s current headquarters/distribution facility. Adjusted net income for fiscal 2014 also excludes reductions of

DESTINATION MATERNITY REPORTS FISCAL 2014 RESULTS	Page 4

state income tax expense, net of federal expense, of $1.8 million, or $0.13 per diluted share, related to settlements of uncertain income tax positions. Adjusted net income for fiscal 2013 was $22.7 million and excluded a reduction of state income tax expense, net of federal expense, of $1.2 million, or $0.09 per diluted share, for the recognition of tax benefits in fiscal 2013 resulting from changes in certain state income tax regulations.

Transition Period (October 1, 2014 to January 31, 2015)

The Company’s fiscal year end change creates a four-month transition period from October 1, 2014 to January 31, 2015. For the transition period, the Company expects:

•	A reduction in the recent rate of decline in its comparable sales;

•	Gross margins lower than the year-ago comparable four-month period, with the decline being similar to the year-over-year decline experienced in the fourth quarter of fiscal 2014, reflecting the Company’s aggressive inventory management strategy;

•	Other charges of approximately $5.8 million pretax, comprised of approximately $3.1 million of severance and other charges related to the Company’s management and organizational changes, approximately $1.5 million related to the fiscal year change, and approximately $1.2 million related to the relocations of the Company’s corporate headquarters and distribution operations; and

•	Approximately $22 million in capital expenditures, including $14 million related to the relocation and $8 million of additional capital expenditures related to stores relocations, remodels and new stores, as well as continued investment in information systems and technology. During the transition period, the Company expects to receive cash of approximately $15 million from capital equipment financing for its new distribution facility and another $4 million in tenant allowance for its new corporate headquarters, to offset the cash requirements for capital expenditures.

Relocations of Corporate Headquarters and Distribution Operations

The Company’s plans to relocate its corporate headquarters and distribution operations from Philadelphia, Pennsylvania to southern New Jersey are progressing on schedule. The Company is nearing completion of the interior renovations to the office building in Moorestown, New Jersey that will house its new corporate headquarters, and which will provide a more modern, spacious, bright and open office environment for its headquarters team members. In March 2014 the Company had the groundbreaking ceremony for its new, build-to-suit, state-of-the-art distribution facility in Florence, New Jersey and construction is proceeding as planned. The Company plans to relocate its corporate headquarters on January 5, 2015 and its distribution operations during mid-calendar 2015.

In connection with the planned relocations, the Company completed the sale of its current headquarters/distribution facility in September 2014 in a sale and leaseback arrangement. The Company received $12.5 million cash proceeds and realized a pretax gain of $4.1 million from the sale. Under the leaseback agreement the Company may continue to occupy the premises and operate its business through June 30, 2015, with an option to extend the leaseback for up to six additional months. The Company incurred some, predominantly non-cash, charges to earnings in

DESTINATION MATERNITY REPORTS FISCAL 2014 RESULTS	Page 5

fiscal 2014 and expects to incur some charges to earnings through mid-calendar 2015 related to the closure of its existing facilities and the preparation for occupancy of its new facilities. For fiscal 2014 the Company’s charges, predominantly non-cash, associated with the facilities relocations, were $2.0 million pretax, or $1.3 million after tax ($0.09 per diluted share), offset by the gain of $4.1 million pretax, or $2.5 million after tax ($0.19 per diluted share), from the sale of the Company’s current headquarters/distribution facility. The Company projects additional, predominantly non-cash, charges of approximately $2.7 million pretax, or approximately $1.7 million after tax ($0.12 per diluted share) through completion of the relocations in mid-calendar 2015. The Company projects that, once it is fully operating in both its new headquarters and new distribution center facilities, which the Company expects to begin during the middle of calendar 2015, its ongoing annualized after-tax earnings benefit from the relocations will be approximately $0.10 per diluted share, and its ongoing annualized after-tax cash benefit from the relocations will be approximately $4 million.

The Company had capital expenditures associated with these relocations of $17 million in fiscal 2014 and projects additional capital expenditures of $21 to $23 million through completion of the relocations in mid-calendar 2015, with nearly $4 million of this amount expected to be offset by construction allowance contributions from the landlord for its new headquarters building. In October 2014 the Company completed arrangements for $15 million of capital equipment financing through the bank that provides the Company’s Credit Facility.

Retail Locations

The tables below summarize store opening and closing activity for the fourth quarter and full year fiscal 2014 and 2013, as well as the Company’s store, total retail location and total international franchised location count at the end of each fiscal period.

	Fourth Quarter Ended September 30,		Year Ended September 30,
	2014	2013	2014	2013
Store Openings (1)
Total	6	4	22	15
Multi-Brand Store Openings	2	2	8	9

Store Closings (1)
Total	13	14	50	44
Closings Related to Multi-Brand Store Openings	5	5	9	14

Period End Retail Location Count (1)
Stores	568	596	568	596
Leased Department Locations	1,326	1,311	1,326	1,311

Total Retail Locations (1)	1,894	1,907	1,894	1,907

(1)	Excludes international franchised locations.

DESTINATION MATERNITY REPORTS FISCAL 2014 RESULTS	Page 6

	Fourth Quarter Ended September 30,		Year Ended September 30,
	2014	2013	2014	2013
International Franchised Location Openings
Stores	1	2	2	5
Shop-in-Shop Locations	—	3	56	30

Total International Franchised Location Openings	1	5	58	35

International Franchised Location Closings (1)
Stores	—	—	3	1
Shop-in-Shop Locations	—	3	120	10

Total International Franchised Location Closings	—	3	123	11

Period End International Franchised Location Count
Stores	19	20	19	20
Shop-in-Shop Locations	59	123	59	123

Total International Franchised Locations	78	143	78	143

(1)	As previously announced, the Company’s franchise relationship with its India franchisee ended in March 2014 as a result of the Company being unable to reach mutual agreement on acceptable renewal terms with its India franchisee. International franchised location closings for the year ended September 30, 2014 include one store and 116 shop-in-shop locations that were operated by the Company’s India franchisee.

In November 2013, the Company announced its planned expansion into Mexico through an international franchise agreement with El Puerto de Liverpool, S.A.B. de C.V. (“Liverpool”), the largest department store company in Mexico. During the third quarter of fiscal 2014 the Company initially made its merchandise available for sale in 47 shop-in-shops located in Liverpool’s department stores, with plans to open freestanding franchise stores in Mexico in the future. As of September 30, 2014 the Company’s merchandise is offered in 47 shop-in-shops and two franchise stores in Mexico.

Comparable Sales Data

Comparable sales data (which includes Internet sales) for the fourth quarter and full year fiscal 2014 and 2013 is presented in the table below.

	Fourth Quarter Ended September 30,		Year Ended September 30,
	2014	2013	2014	2013
	% increase (decrease)		% increase (decrease)
Comparable Sales
Reported basis	(5.0)%	1.4%	(3.7)%	2.6%
Adjusted for calendar timing shift	(4.8)%	1.2%	(3.7)%	3.2%

Days Adjustment Calendar Shift

Destination Maternity reports sales on a calendar quarter basis, rather than on a “4-5-4 retail fiscal calendar” where each fiscal week and fiscal quarter starts on a Sunday and ends on a Saturday. Thus, for each calendar quarter, there is a “days adjustment calendar shift” which may help or hurt reported calendar quarter sales and comparable sales due to different days of the week typically contributing more sales than other days of the week. In order to quantify and eliminate the effect

DESTINATION MATERNITY REPORTS FISCAL 2014 RESULTS	Page 7

on reported comparable sales results of the “days adjustment calendar shift”, the Company also presents comparable sales on a calendar-adjusted basis. For the fourth quarter of fiscal 2014, calendar-adjusted comparable sales were measured for the period Tuesday July 1, 2014 through Tuesday September 30, 2014 compared to the period Tuesday July 2, 2013 through Tuesday October 1, 2013. The Company estimates the calendar shift unfavorably impacted its reported comparable sales for the fourth quarter of fiscal 2014 by approximately 0.2 percentage points. Thus, calendar-adjusted comparable sales for the fourth quarter of fiscal 2014 decreased 4.8%, compared to the reported comparable sales decrease of 5.0%. For the full year fiscal 2014, calendar-adjusted comparable sales were measured for the period Tuesday October 1, 2013 through Tuesday September 30, 2014 compared to the period Tuesday October 2, 2012 through Tuesday October 1, 2013. The Company estimates the calendar shift had negligible impact on its reported comparable sales for the full year fiscal 2014. Thus, both calendar-adjusted comparable sales and reported comparable sales for the full year fiscal 2014 decreased 3.7%. The Company estimates the calendar shift favorably impacted its reported comparable sales for the fourth quarter of fiscal 2013 by approximately 0.2 percentage points. The Company estimates the calendar shift unfavorably impacted its reported comparable sales for the full year fiscal 2013 by approximately 0.6 percentage points, primarily as a result of 1) having one less Saturday and Sunday versus the full year fiscal 2012, and 2) having one less day versus the full year fiscal 2012 due to the leap year in 2012.

Conference Call Information

As announced previously, the Company will hold a conference call today at 9:00 a.m. Eastern Time, regarding the Company’s fourth quarter and full year fiscal 2014 earnings. You can participate in this conference call by calling (800) 798-2864 in the United States and Canada or (617) 614-6206 outside of the United States and Canada. Please call ten minutes prior to 9:00 a.m. Eastern Time. The conference call (listen only) will also be available on the investor section of our website at http://investor.destinationmaternity.com. The passcode for the conference call is “91620853.” In the event that you are unable to participate in the call, a replay will be available through Thursday, December 18, 2014 by calling (888) 286-8010 in the United States and Canada or (617) 801-6888 outside of the United States and Canada. The passcode for the replay is “13619128.”

About Destination Maternity

Destination Maternity Corporation is the world’s largest designer and retailer of maternity apparel. In the United States and Canada, as of September 30, 2014, Destination Maternity operates 1,894 retail locations, including 568 stores, predominantly under the trade names Motherhood Maternity®, A Pea in the Pod®, and Destination Maternity®, and 1,326 leased department locations, and sells on the web through its DestinationMaternity.com and brand-specific websites. Destination Maternity also distributes its Oh Baby by Motherhood® collection through a licensed arrangement at Kohl’s® stores throughout the United States and on Kohls.com. In addition, Destination Maternity has international store franchise and product supply relationships in the Middle East, South Korea, Mexico and Israel. As of September 30, 2014, Destination Maternity has 78 international franchised locations, including 19 Destination Maternity branded stores and 59 shop-in-shop locations. Destination Maternity expects its first franchised locations in Israel to open in Spring 2015, pursuant to its franchise agreement with H&O Fashion Ltd., one of Israel’s largest and dominant fashion-retail chains.

DESTINATION MATERNITY REPORTS FISCAL 2014 RESULTS	Page 8

Reconciliation of Non-GAAP Financial Measures

This press release and the accompanying financial tables contain non-GAAP financial measures within the meaning of the SEC’s Regulation G, including (1) Adjusted net income (loss), (2) Adjusted net income (loss) per share (diluted), (3) Adjusted EBITDA, (4) Adjusted EBITDA before other charges, (5) Adjusted EBITDA margin, and (6) Adjusted EBITDA margin before other charges. In the accompanying financial tables, we have provided reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures. Our management believes that each of these non-GAAP financial measures provides useful information about the Company’s results of operations and/or financial position to both investors and management. Each non-GAAP financial measure is provided because management believes it is an important measure of financial performance used in the retail industry to measure operating results, to determine the value of companies within the industry and to define standards for borrowing from institutional lenders. We use each of these non-GAAP financial measures as a measure of the performance of the Company. We provide these measures to investors to assist them in performing their analysis of our historical operating results. Each of these non-GAAP financial measures reflects a measure of the Company’s operating results before consideration of certain charges and consequently, none of these measures should be construed as an alternative to net income or operating income as an indicator of the Company’s operating performance, or as an alternative to cash flows from operating activities as a measure of the Company’s liquidity, as determined in accordance with generally accepted accounting principles. We may calculate each of these non-GAAP financial measures differently than other companies.

Forward-Looking Statements

The Company cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this press release or made from time to time by management of the Company, including those regarding earnings, net sales, comparable sales, other results of operations, liquidity and financial condition, potential acquisitions and various business initiatives, involve risks and uncertainties, and are subject to change based on various important factors. The following factors, among others, in some cases have affected and in the future could affect the Company’s financial performance and actual results and could cause actual results to differ materially from those expressed or implied in any such forward-looking statements: the continuation of the economic recovery of the retail industry in general and of apparel purchases in particular, our ability to successfully manage our various business initiatives, our ability to successfully pursue, complete and manage any acquisitions and related matters, adverse effects on the market price of our common stock and on our operating results because of a failure to complete any proposed acquisition, failure to realize any benefits of any proposed acquisition, the success of our international business and its expansion, our ability to successfully manage and retain our leased department and licensed relationships and marketing partnerships, future sales trends in our existing retail locations and through the Internet, unusual weather patterns, changes in consumer spending patterns, raw material price increases, overall economic conditions and other factors affecting consumer confidence, demographics and other macroeconomic factors that may impact the level of spending for apparel, expense savings initiatives, our ability to anticipate and respond to fashion trends and consumer preferences, unanticipated fluctuations in our operating results, the impact of competition and fluctuations in the price, availability and quality of raw materials and contracted products, availability of suitable store locations, continued availability of capital and financing, our ability to hire and develop senior management and sales associates, our ability to develop and source merchandise, our ability to receive production from foreign sources on a timely basis, potential stock repurchases, our ability to continue our regular quarterly cash dividend, the trading liquidity of our common stock, changes in market interest rates, our ability to successfully manage and accomplish our planned relocations of our headquarters and distribution operations with minimal disruption to our overall operations, war or acts of terrorism and other factors set forth in the Company’s periodic filings with the U.S. Securities and Exchange Commission (the “SEC”), or in materials incorporated therein by reference. Although it is believed that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct and persons reading this announcement are therefore cautioned not to place undue reliance on these forward-looking statements which speak only as at the date of this announcement. The Company assumes no obligation to update or revise the information contained in this announcement (whether as a result of new information, future events or otherwise), except as required by applicable law.

– Financial Tables to Follow –

DESTINATION MATERNITY CORPORATION AND SUBSIDIARIES

Consolidated Statements of Income (Loss)

(in thousands, except percentages and per share data)

(unaudited)

	Fourth Quarter Ended September 30,		Year Ended September 30,
	2014	2013	2014	2013
Net sales	$122,048	$128,250	$516,959	$540,259
Cost of goods sold	61,862	58,725	247,501	249,298

Gross profit	60,186	69,525	269,458	290,961
Gross margin	49.3%	54.2%	52.1%	53.9%
Selling, general and administrative expenses (SG&A)	62,609	61,751	250,253	252,026
SG&A as a percentage of net sales	51.3%	48.1%	48.4%	46.6%
Store closing, asset impairment and asset disposal expenses	494	492	1,469	1,441
Other charges	1,022	—	3,229	—

Operating income (loss)	(3,939)	7,282	14,507	37,494
Interest expense, net	101	101	404	532
Loss on extinguishment of debt	—	—	—	9

Income (loss) before income taxes	(4,040)	7,181	14,103	36,953
Income tax provision (benefit)	(1,555)	1,548	3,606	13,010

Net income (loss)	$(2,485)	$5,633	$10,497	$23,943

Net income (loss) per share – basic	$(0.18)	$0.42	$0.78	$1.80

Average shares outstanding – basic	13,495	13,323	13,451	13,272

Net income (loss) per share – diluted	$(0.18)	$0.42	$0.77	$1.78

Average shares outstanding – diluted	13,495	13,544	13,572	13,439

Supplemental information:
Net income (loss), as reported	$(2,485)	$5,633	$10,497	$23,943
Add: other charges for relocations, net of tax	378	—	1,271	—
Add: other charges for proposed business combination, net of tax	167	—	645	—
Add: other charges for management and organizational changes, net of tax	2,651	—	2,651	—
Less: gain on sale of building, net of tax	(2,540)	—	(2,540)	—
Add: loss on extinguishment of debt, net of tax	—	—	—	6
Less: reductions of state income tax expense, net of federal expense, related to settlements of uncertain income tax positions	—	—	(1,824)	—
Less: recognition of state income tax benefits resulting from regulation changes	—	(1,216)	—	(1,216)

Adjusted net income (loss)	$(1,829)	$4,417	$10,700	$22,733

Adjusted net income per share – diluted	$(0.14)	$0.33	$0.79	$1.69

DESTINATION MATERNITY CORPORATION AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	September 30, 2014	September 30, 2013
ASSETS
Current assets:
Cash and cash equivalents	$12,580	$24,555
Trade receivables, net	11,609	12,463
Inventories	88,411	86,546
Deferred income taxes	10,330	8,012
Prepaid expenses and other current assets	13,128	6,927

Total current assets	136,058	138,503
Property, plant and equipment, net	76,799	53,447
Other assets	17,676	16,031

Total assets	$230,533	$207,981

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$31,942	$23,810
Accrued expenses and other current liabilities	47,840	39,417

Total current liabilities	79,782	63,227
Deferred rent and other non-current liabilities	25,230	22,121

Total liabilities	105,012	85,348
Stockholders’ equity	125,521	122,633

Total liabilities and stockholders’ equity	$230,533	$207,981

DESTINATION MATERNITY CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Year Ended September 30,
	2014	2013
Operating Activities
Net income	$10,497	$23,943
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	15,197	12,424
Stock-based compensation expense	3,747	2,771
Loss on impairment of long-lived assets	1,136	786
(Gain) loss on disposal of assets	(4,031)	528
Loss on extinguishment of debt	—	9
Deferred income tax benefit	(2,975)	(3,007)
Amortization of deferred financing costs	198	203
Changes in assets and liabilities:
Decrease (increase) in:
Trade receivables	855	727
Inventories	(1,865)	2,205
Prepaid expenses and other current assets	(5,511)	(2,708)
Other non-current assets	(503)	(54)
Increase (decrease) in:
Accounts payable, accrued expenses and other current liabilities	5,081	4,058
Deferred rent and other non-current liabilities	4,019	268

Net cash provided by operating activities	25,845	42,153

Investing Activities
Capital expenditures	(40,185)	(15,059)
Proceeds from sale of property, plant and equipment	12,591	—
Additions to intangible assets	(1,950)	(963)

Net cash used in investing activities	(29,544)	(16,022)

Financing Activities
Increase in cash overdraft	3,081	1,278
Repayment of long-term debt	—	(15,257)
Deferred financing costs paid	—	(927)
Withholding taxes on stock-based compensation paid in connection with repurchase of common stock	(2,178)	(725)
Cash dividends paid	(10,772)	(9,799)
Proceeds from exercise of stock options	271	744
Excess tax benefit from exercise of stock options and restricted stock vesting	1,319	760

Net cash used in financing activities	(8,279)	(23,926)

Effect of exchange rate changes on cash and cash equivalents	3	(26)

Net (Decrease) Increase in Cash and Cash Equivalents	(11,975)	2,179
Cash and Cash Equivalents, Beginning of Period	24,555	22,376

Cash and Cash Equivalents, End of Period	$12,580	$24,555

DESTINATION MATERNITY CORPORATION AND SUBSIDIARIES

Supplemental Financial Information

Reconciliation of Net Income (Loss) to Adjusted EBITDA(1)

and Adjusted EBITDA Before Other Charges,

and Operating Income (Loss) Margin to Adjusted EBITDA Margin

and Adjusted EBITDA Margin Before Other Charges

(in thousands, except percentages)

(unaudited)

	Fourth Quarter Ended September 30,		Year Ended September 30,
	2014	2013	2014	2013
Net income (loss)	$(2,485)	$5,633	$10,497	$23,943
Add: income tax provision (benefit)	(1,555)	1,548	3,606	13,010
Add: interest expense, net	101	101	404	532
Add: loss on extinguishment of debt	—	—	—	9

Operating income (loss)	(3,939)	7,282	14,507	37,494
Add: depreciation and amortization expense	3,827	3,162	15,197	12,424
Add: loss on impairment of long-lived assets	477	46	1,136	786
Add: (gain) loss on disposal of assets	(4,109)	456	(4,031)	528
Add: stock-based compensation expense	1,067	771	3,747	2,771

Adjusted EBITDA (1)	(2,677)	11,717	30,556	54,003
Add: other charges for relocations (2)	317	—	911	—
Add: other charges for proposed business combination	275	—	1,045	—
Add: other charges for management and organizational changes	4,256	—	4,256	—

Adjusted EBITDA before other charges	$2,171	$11,717	$36,768	$54,003

Net sales	$122,048	$128,250	$516,959	$540,259

Operating income (loss) margin (operating income (loss) as a percentage of net sales)	(3.3)%	5.7%	2.8%	6.9%
Adjusted EBITDA margin (adjusted EBITDA as a percentage of net sales)	(2.2)%	9.1%	5.9%	10.0%
Adjusted EBITDA margin before other charges (adjusted EBITDA as a percentage of net sales)	1.8%	9.1%	7.1%	10.0%

(1)	Adjusted EBITDA represents operating income before deduction for the following non-cash charges: (i) depreciation and amortization expense; (ii) loss on impairment of tangible and intangible assets; (iii) (gain) loss on disposal of assets; and (iv) stock-based compensation expense.
(2)	Other charges, related to the Company’s planned relocations of its headquarters and distribution operations, for the fourth quarter and year ended September 30, 2014, excludes accelerated depreciation expense of $284 and $1,127, respectively, (included in depreciation and amortization expense above) and $(4.1) million representing gain on sale of the Company’s current headquarters/distribution facility (included in gain on disposal of assets above).

DESTINATION MATERNITY CORPORATION AND SUBSIDIARIES

Supplemental Financial Information (Continued)

Consolidated Statement of Income

For the Period October 1, 2013 to January 31, 2014

(in thousands, except percentages and per share data)

(unaudited)

Net sales	$169,924
Cost of goods sold	80,244

Gross profit	89,680
Gross margin	52.8%
Selling, general and administrative expenses (SG&A)	84,534
SG&A as a percentage of net sales	49.7%
Store closing, asset impairment and asset disposal expenses	212
Other charges	476

Operating income	4,458
Interest expense, net	138

Income before income taxes	4,320
Income tax provision	1,493

Net income	$2,827

Net income per share – basic	$0.21

Average shares outstanding – basic	13,412

Net income per share – diluted	$0.21

Average shares outstanding – diluted	13,581

Supplemental information:
Net income	$2,827
Add: other charges for relocations, net of tax	295
Less: reductions of state income tax expense, net of federal expense, related to settlements of uncertain income tax positions	(170)

Adjusted net income	$2,952

Adjusted net income per share – diluted	$0.22

#         #         #